                                                                    EXHIBIT 99.1



                              FOR IMMEDIATE RELEASE


                       VAN BUREN, ARKANSAS APRIL 17, 2003

USA Truck, Inc. (NASDAQ NMS: USAK) today announced operating revenues, before fuel surcharge, of $65,714,114 for the quarter ended March 31, 2003, an increase of 6.6% from $61,645,445 for the same quarter of 2002. Earnings decreased to a net loss of $1,148,303 for the first quarter of 2003, compared to net income of $73,853 for the same quarter of 2002. Diluted earnings per share for the quarter ended March 31, 2003 declined to a net loss of $0.12 compared to net income of $0.01 for the same quarter of 2002.

The following table summarizes the earnings information of USA Truck, Inc. (the "Company"):

                                                      Quarter Ended
                                                        March 31,
                                              ------------------------------
                                                  2003              2002
                                              ------------      ------------
Revenue:
    Revenue, before fuel surcharge            $ 65,714,114      $ 61,645,445
    Fuel surcharge                               3,672,400           196,710
                                              ------------      ------------
                                                69,386,514        61,842,155

Operating expenses and costs:
    Salaries, wages and employee benefits       25,818,035        26,675,988
    Fuel and fuel taxes                         15,391,014        10,715,351
    Purchased transportation                     5,534,186         4,114,830
    Depreciation and amortization                7,450,050         6,622,782
    Operations and maintenance                   5,739,747         5,275,420
    Insurance and claims                         5,402,069         3,683,117
    Operating taxes and licenses                 1,030,782         1,020,109
    Communications and utilities                   676,913           696,923
    Other                                        2,890,612         2,071,127
                                              ------------      ------------
      Total operating expenses and costs        69,933,408        60,875,647
                                              ------------      ------------

Operating (loss) income                           (546,894)          966,508

Other expenses, net                                698,218           844,601
                                              ------------      ------------

(Loss) income before income taxes               (1,245,112)          121,907
Income tax (benefit) expense                       (96,809)           48,054
                                              ------------      ------------

Net (loss) income                             $ (1,148,303)     $     73,853
                                              ============      ============

(Loss) income per share (diluted)             $      (0.12)     $       0.01
                                              ============      ============

Average shares outstanding during period         9,320,652         9,333,972
                                              ============      ============

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Key Operating Statistics:

                                                                Quarter Ended
                                                                  March 31,
                                                        ------------------------------
                                                            2003              2002
                                                        ------------      ------------
                 Total miles (loaded & empty)             54,119,597        53,089,197

                 Empty mile factor                              9.17%            10.20%

                 Revenue per mile*                      $      1.214      $      1.161

                 Average number of tractors                    1,898             1,795

                 Miles per tractor                            28,514            29,576

                 Average miles per tractor per week            2,263             2,347

                 Miles per trip                                  851               851

                 Number of shipments                          65,282            58,371

                 Operating ratio**                             100.8%             98.4%



* Revenue per mile as reported above is based upon revenue, before fuel surcharge.


** Operating ratio as reported above is based upon total operating expenses, before fuel surcharge, as a percentage of revenue, before fuel surcharge.

In comparing the financial results of the quarter ended March 31, 2003 to the quarter ended March 31, 2002, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

     We continue to experience ups and downs as we execute our long-term recovery plan. Though there were several positive developments, the first quarter results were adversely affected by three primary factors: (1) harsh late winter weather throughout the U.S. south and Atlantic Coast significantly reduced our revenue equipment utilization, thus curbing top-line revenue during January and February, (2) record high fuel prices (up 36.8%) and (3) unfavorable insurance claims activity, which had the single most significant impact on first quarter earnings, after the effects of the fuel surcharge.

     Over the past six months, we have litigated accident claims that occurred two to three years ago, and have experienced an unusually high amount of adverse verdicts and settlements. While we will do everything possible to control claims costs during the litigation process, our long-term strategy is to minimize accidents through our driver safety, selection and training programs.

     All three of the factors mentioned above were unexpected. However, a few other factors were planned for, including higher maintenance costs on our aging tractor fleet and higher driver recruiting costs in the wake of our December 2002 driver pay reduction.

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     We should experience some relief on maintenance costs beginning in the second quarter this year as we resume our program of trading in old tractors for new ones after a 15-month hiatus that we instituted in early 2002 because of the severely depressed resale market for used equipment. Recruiting costs should also see some relief now that we have attained our March 31, 2003 goal of replacing drivers lost due to the pay reduction. That driver pay reduction has been a success. Not only has it, coupled with the driver per diem program implemented in April 2002, yielded significant savings, but we have also successfully managed the unmanned tractors associated with it.

     Finally, our top-line revenue, before fuel surcharge, continued to expand (up 6.6%) primarily due to strong growth in our USA Logistics division (up 44.8%), partially offset by the harsh weather referred to above. In our General Freight division, our 2003 focus on the revenue mix (revenue equipment utilization, empty miles and revenue per mile) has yielded strong advances in empty miles (from 10.2% in 2002 to 9.2% in 2003) and revenue per mile, before fuel surcharge (4.6% improvement). Utilization, though hampered by the winter storms and unmanned equipment early in the quarter, is still not up to par (down 3.6%). We're working every day to improve it.

     Though the first quarter results were not ideal, we continue to be encouraged by improving fundamentals in our revenue and cost structures.

This press release contains forward-looking statements and information that are based on management's current beliefs and expectations and assumptions made by it based upon information currently available. Forward-looking statements include statements relating to the Company's plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "may", "believe", "expect", "intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within the Company's control and that have a direct bearing on operating results are increases in diesel prices, adverse weather conditions and the impact of increased rate competition. The Company's results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as the Company's utilization rates are directly related to business levels of shippers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted the Company's operating results and its ability to grow, and will continue to do so. Results for any specific period may also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims.

USA Truck is a medium haul, common and contract carrier specializing in truckload quantities of general commodities. The Company operates in the 48 contiguous United States and the Canadian provinces of Ontario and Quebec and in Mexico through the gateway city of Laredo, Texas. The Company also provides logistic services to third parties in the trucking industry.

                                      -- --

Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633